Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Doni Fordyce

L-1 Identity Solutions

203-504-1109

dfordyce@l1id.com

Steve Lipin

Brunswick Group

212-333-3810

L-1 Identity Solutions Adjusts Offer Price in the Tender Offer Related to the Acquisition of Digimarc’s ID Systems Business to Reflect Expected Number of Shares Outstanding and Option Exercises

Total Cash Consideration to be Paid by L-1 Remains Unchanged

at US $310 Million

STAMFORD, CT. — July 17, 2008 — L-1 Identity Solutions, Inc. (NYSE: ID), a leading provider of identity solutions and services, and Digimarc Corporation (Nasdaq: DMRC) today announced that they have amended their previously announced merger agreement to adjust the offer price to be paid by L-1 to stockholders of Digimarc in connection with tender offer related to L-1’s acquisition of Digimarc’s ID Systems business to $12.25 per share.  The adjusted offer price is based on the number of shares of Digimarc common stock expected to be outstanding at the expiration of the tender offer, including shares of Digimarc common stock issued upon exercise of Digimarc stock options.  L-1 will file amended tender offer documents to reflect this one-time adjustment to the offer price.

As previously announced, in connection with the contemplated spin-off and in addition to the $12.25 per share cash consideration offered by L-1 to Digimarc stockholders, Digimarc stockholders will receive shares in DMRC Corporation, which will hold Digimarc’s digital watermarking business and Digimarc’s cash as of the completion of the spin-off.  The acquisition of the ID systems business has been approved by the respective Boards of Directors of L-1 and Digimarc.

The adjusted offer price does not change the total cash consideration to be paid by L-1 for 100% of the issued and outstanding capital stock of Digimarc, which remains at US $310 million. In connection with the adjustment of the offer price, Digimarc and L-1 also agreed that if the aggregate price paid to Digimarc stockholders for 100% of the issued and outstanding capital stock of Digimarc exceeds US $310 million, then DMRC Corporation will pay L-1 a cash amount equal to the excess at the closing of the merger.  Conversely, if the aggregate price paid is less than US $310 million, then Digimarc, as a wholly-owned subsidiary of L-1, will pay DMRC Corporation a cash amount equal to the shortfall at the closing of the merger.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets.  Leveraging the industry’s most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it — including proofing, enrollment, issuance and usage.  With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity.  L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect L-1 Identity Solutions’ current expectations based on management’s beliefs and assumptions and information currently available and actual results could differ materially from these expectations. Certain factors that could cause or contribute to such differences include, among other things, the ability of L-1 Identity Solutions to successfully close the tender offer and merger on a timely basis, if at all, the availability of government funding for the Company’s products and solutions, general economic and political conditions and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission (“SEC”) filings of L-1 Identity Solutions, including its Form 10-K for the year ended December 31, 2007. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer is being made pursuant to a tender offer statement and related materials.  Digimarc stockholders are advised to read the tender offer statement and related materials, which have been filed by L-1 with the SEC.  The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) filed by L-1 with the SEC and the solicitation/recommendation statement filed by Digimarc with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer.  The tender offer statement and the solicitation/recommendation statement have been mailed to all Digimarc stockholders of record.

The tender offer statement and related materials may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling (212) 750-5833, and may also be obtained at no charge at www.l1id.com and www.digimarc.com and the website maintained by the SEC at http://www.sec.gov.

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